                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-90366

           American Business Financial Services, Inc. Investment Notes

                                 Rate Supplement

                              Prospectus Supplement
                                  Dated 6/25/03
                             Rates effective 7/3/03

                                                              Bonus
                            Annual               Bonus        Annual
     Term         Rate      Yield*     Bonus     Rate**       Yield*
   12-17 mos.     5.75%     5.91%      .25%      6.00%        6.18%
   18-23 mos.     6.00%     6.18%      .25%      6.25%        6.44%
   24-29 mos.     7.75%     8.06%      .25%      8.00%        8.33%
   30-35 mos.     8.50%     8.87%      .25%      8.75%        9.14%
   36-59 mos.     8.75%     9.14%      .25%      9.00%        9.41%
  60-120 mos.     8.50%     8.87%      .25%      8.75%        9.14%

                Minimum Investment for Investment Notes is $1,000

** These Bonus Rates are available only for the designated terms within the 12-120 month range.

  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can only be made by the Prospectus dated October 3, 2002, delivered in conjunction with this Rate Supplement dated June 25, 2003 for rates effective July 3, 2003. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an investment in the Notes.

* The Effective Annual Yield assumes all interest reinvested daily at the stated rate.

The rates for the Investment Notes are available from July 3, 2003 through July 31, 2003.

You may obtain an additional copy of the Prospectus dated October 3, 2002 free of charge from American Business Financial Services, Inc. by calling
(800)776-4001.

See reverse side for additional important information which updates the Prospectus dated October 3, 2002.

Investment Notes represent obligations of ABFS and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.


                (LOGO) AMERICAN BUSINESS                 For information,
                       FINANCIAL SERVICES                call 1-800-776-4001

                   P.O. Box 11716, Philadelphia, PA 19101-9928
                               www.ABFSonline.com

RECENT DEVELOPMENTS

This information updates the Prospectus dated October 3, 2002:

We currently anticipate incurring a loss for the quarter and year end June
30, 2003 due to our inability to complete our typical quarterly securitization of loans during the last quarter of our fiscal year. The exact amount of the loss cannot be determined at this time. We are currently considering other options for the sale of our loans.

American Business Financial Services, Inc. ("ABFS") received a civil subpoena, dated May 14, 2003, from the Civil Division of the United States Attorney for the Eastern District of Pennsylvania (U.S. Department of Justice) requesting that ABFS provide (among other items) the following documents and information with respect to ABFS and its lending and/or primary subsidiaries (collectively the "Company") for the period from May 1, 2000 to May 1, 2003, relating to: (1) all loan files with respect to mortgage loan transactions in which the Company entered into a forbearance agreement with a borrower rather than pursue foreclosure or other contract remedies in connection with the borrower's delinquent loan; (2) the servicing, processing, foreclosing, and handling of delinquent loans, non-performing loans, and loans in default, the carrying, processing and sale of real estate owned, and forbearance agreements; and (3) agreements to sell or otherwise transfer mortgage loans (including but not limited to, any pooling or securitization agreements) or to obtain funds to finance the underwriting, origination or provision of mortgage loans, any transaction in which mortgage loans were sold or transferred, any instance in which the Company was not to service or not to act as custodian for a mortgage loan, representations and warranties made in connection with mortgage loans, secondary market loan sale schedules, and credit loss, delinquency, default, and foreclosure rates of mortgage loans. ABFS intends to cooperate fully with the U.S. Attorney's office.

           American Business Financial Services, Inc. Investment Notes

                                 Rate Supplement
       Renewals Only
                              Prospectus Supplement
                                  Dated 6/25/03
                             Rates effective 7/12/03
                                                                         Bonus
                                Annual                    Bonus          Annual
      Term             Rate     Yield*       Bonus         Rate          Yield*
     3-5 mos.**        3.50%    3.56%        N/A            N/A           N/A
    6-11 mos.**        3.75%    3.82%        N/A            N/A           N/A
   12-17 mos.          5.75%    5.91%        .50%          6.25%         6.44%
   18-23 mos.          6.00%    6.18%        .50%          6.50%         6.71%
   24-29 mos.          7.75%    8.06%        .50%          8.25%         8.59%
   30-35 mos.          8.50%    8.87%        .50%          9.00%         9.41%
   36-59 mos.          8.75%    9.14%        .50%          9.25%         9.69%
  60-120 mos.          8.50%    8.87%        .50%          9.00%         9.41%

                Minimum Investment for Investment Notes is $1,000

  These bonus rates apply only to the reinvestment of all or a portion of the principal and/or interest due upon maturity of existing notes. The rates for the Notes included in this Rate Supplement are available from July 12,
                           2003 through July 31, 2003.

  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can only be made by the Prospectus dated October 3, 2002, delivered in conjunction with this Rate Supplement dated June 25, 2003 for rates effective July 12, 2003. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an investment in the Notes.

*The Effective Annual Yield assumes all interest reinvested daily at the stated rate.
**These terms are available only to renewals for the same term as the original investment.

You may obtain an additional copy of the Prospectus dated October 3, 2002 free of charge from American Business Financial Services, Inc. by calling
(800)776-4001.

See reverse side for additional important information which updates the Prospectus dated October 3, 2002.

Investment Notes represent obligations of ABFS and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.


            (LOGO) AMERICAN BUSINESS                     For information,
                   FINANCIAL SERVICES                    call 1-800-776-4001

                   P.O. Box 11716, Philadelphia, PA 19101-9928
                               www.ABFSonline.com

RECENT DEVELOPMENTS

This information updates the Prospectus dated October 3, 2002:

We currently anticipate incurring a loss for the quarter and year end June
30, 2003 due to our inability to complete our typical quarterly securitization of loans during the last quarter of our fiscal year. The exact amount of the loss cannot be determined at this time. We are currently considering other options for the sale of our loans.

American Business Financial Services, Inc. ("ABFS") received a civil subpoena, dated May 14, 2003, from the Civil Division of the United States Attorney for the Eastern District of Pennsylvania (U.S. Department of Justice) requesting that ABFS provide (among other items) the following documents and information with respect to ABFS and its lending and/or primary subsidiaries (collectively the "Company") for the period from May 1, 2000 to May 1, 2003, relating to: (1) all loan files with respect to mortgage loan transactions in which the Company entered into a forbearance agreement with a borrower rather than pursue foreclosure or other contract remedies in connection with the borrower's delinquent loan; (2) the servicing, processing, foreclosing, and handling of delinquent loans, non-performing loans, and loans in default, the carrying, processing and sale of real estate owned, and forbearance agreements; and (3) agreements to sell or otherwise transfer mortgage loans (including but not limited to, any pooling or securitization agreements) or to obtain funds to finance the underwriting, origination or provision of mortgage loans, any transaction in which mortgage loans were sold or transferred, any instance in which the Company was not to service or not to act as custodian for a mortgage loan, representations and warranties made in connection with mortgage loans, secondary market loan sale schedules, and credit loss, delinquency, default, and foreclosure rates of mortgage loans. ABFS intends to cooperate fully with the U.S. Attorney's office.